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Exhibit 99.1

CROSS COUNTRY HEALTHCARE REPORTS
FOURTH QUARTER AND YEAR END 2003 RESULTS

—Company Achieved Record Revenue And Cash Flow From Operations In 2003—

        BOCA RATON, Fla.—February 18, 2004—Cross Country Healthcare, Inc. (Nasdaq: CCRN) today reported revenue of $175.6 million for the fourth quarter ended December 31, 2003, an 8% increase over revenue of $162.9 million in the fourth quarter of 2002. Net income for the fourth quarter of 2003 was $5.1 million, or $0.16 per diluted share, compared to net income of $8.9 million, or $0.27 per diluted share, in the same quarter of the prior year. Cash flow from operations was strong at $8.6 million for the fourth quarter of 2003, improving from cash flow used in operations of $3.1 million in the fourth quarter of 2002.

        For the year ended December 31, 2003, the Company reported record revenue of $686.9 million, a 7% increase over revenue of $640.0 million in the prior year. The year over year revenue growth was due entirely to the acquisition of the Med-Staff business in June of 2003. Income from continuing operations in 2003 was $26.2 million, or $0.80 per diluted share, which included an after-tax charge of $0.02 per diluted share for the write-off of certain loan fees in the second quarter of the year. This compares to income from continuing operations in 2002 of $33.7 million, or $1.00 per diluted share. Net income for 2003 was $25.8 million, or $0.79 per diluted share, which compares to net income for 2002 of $29.8 million, or $0.88 per diluted share, which included a charge of $0.12 per diluted share associated with discontinued operations. Cash flow from operations increased 21% to $51.8 million in 2003 compared to $42.7 million in the prior year.

        "As we continue to work through the current demand-constrained environment for healthcare staffing services, I am pleased to report that our actual fourth quarter and full year results for 2003 were somewhat better than we indicated in November and that we continued to generate strong cash flow from operations, repurchase our shares and accelerate the repayment of debt. Although year over year revenue increased for both the fourth quarter and full year of 2003, this was due entirely to our mid-year acquisition of Med-Staff. Our profitability for these periods declined primarily due to lower organic volume in our nurse staffing business, a contraction in our healthcare consulting business and increased investments in value-added nurse staffing services. We believe these nurse staffing related investments will strengthen our competitive position over the long-term," said Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc.

        Mr. Boshart continued, "In positioning the Company for future growth, we made the strategic Med-Staff acquisition to broaden our travel nurse recruiting and placement efforts, to provide us with a sizeable platform in per diem nurse staffing, and to give us a direct presence in nurse staffing at military hospitals and clinics. We also continued investing in hospital-focused sales and marketing activities to pursue and implement exclusive and preferred provider relationships with existing and new clients that further integrate us into their supplemental nurse-staffing acquisition process. Looking at one of the key metrics of our business, we continued to experience an increase in orders from our hospital clients that by year-end more than doubled from the low point in May 2003 and are currently above year-ago levels. Despite the clear improvement in order activity, we have yet to see sustained increases in contract booking activity for future assignments."

Healthcare Staffing

        For the fourth quarter ended December 31, 2003, the healthcare staffing business segment (travel and per diem nurse, allied health and clinical research trials staffing) generated revenue of $162.3 million, an 8% increase over revenue of $150.2 million in the same quarter of the prior year. The increase was entirely attributable to the acquisition of the Med-Staff business earlier in the year. Excluding Med-Staff, the healthcare staffing segment revenue declined 15% from the year ago quarter, primarily reflecting a year over year decrease in revenue from travel staffing services due to the current operating environment, which was slightly offset by modest revenue growth in the Company's clinical research trials staffing and international nurse recruiting businesses.

        During the fourth quarter of 2003, healthcare staffing volume improved 9% year over year, but declined 6% sequentially from the third quarter of 2003. Excluding Med-Staff, the healthcare staffing segment experienced a 15% year over year quarterly decline in FTEs and a 5% sequential decline from the third quarter of 2003.

        Contribution income (defined as income from continuing operations before interest, income taxes, depreciation and amortization and corporate expenses not specifically identified to a reporting segment), decreased in the fourth quarter of 2003 to $17.2 million from $21.2 million in the same quarter of 2002, primarily reflecting the lower staffing volume, higher insurance related costs and investments related to hospital-oriented sales and marketing activities, offset by the contribution from Med-Staff.

        For the year ended December 31, 2003, the healthcare staffing segment revenue increased by 8% to $636.4 million from $588.7 million a year ago. Excluding Med-Staff, healthcare staffing segment revenue declined 6% from the prior year. Contribution income for 2003 declined by 6% to $76.1 million from $81.2 million in the prior year, principally due to the same factors influencing contribution income in the fourth quarter of 2003.

Other Human Capital Management Services

        For the fourth quarter of 2003, the other human capital management services business segment (education and training, consulting, and retained search services) generated revenue of $13.3 million, a 5% increase from the same quarter in the prior year. This was due to higher revenue from educational seminars and search placement fees that were partially offset by lower consulting fees. Contribution income in the fourth quarter of 2003 improved slightly to $1.4 million, a 1% increase over the same quarter a year ago. This reflects the effect of revenue increases in the educational seminars and search businesses, offset by negative leverage in the healthcare consulting business.

        For the year ended December 31, 2003, revenue for the other human capital management services segment declined 1% to $50.5 million from revenue of $51.2 million in 2002, while contribution income declined 29% to $4.7 million from $6.5 million in 2002.

Stock Repurchase Program Update

        During the fourth quarter of 2003, Cross Country Healthcare purchased 130,700 shares of its common stock at an average cost of $13.58 per share. The cost of such purchases was approximately $1.8 million. Since initiating its current stock buy-back program in November 2002, the Company has purchased 1,001,400 shares of its common stock at an average cost of $13.70 per share. The cost of such purchases was approximately $13.7 million. The Company can purchase up to an additional 498,600 shares at an aggregate price not to exceed approximately $11.3 million under this previously authorized stock repurchase program. Under this program, the shares may be purchased from time-to-time in the open market. The repurchase program may be discontinued at any time at the

Company's discretion. At December 31, 2003, the Company had approximately 31.8 million shares outstanding.

Debt Repayment

        During the fourth quarter of 2003, Cross Country Healthcare paid approximately $25.6 million toward its long-term debt obligation under its credit facility, which was entered into in the second quarter of 2003. Of this amount, approximately $1.5 million was currently due and approximately $24.1 million represented an optional pre-payment. At December 31, 2003, the Company had approximately $93.7 million of long-term debt on its balance sheet.

Guidance for First Quarter of 2004

        The following statements are based on current management expectations. Such statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions or other business combinations, pending legal matters or repurchase of the Company's common stock.

        Based on the present demand dynamics in the healthcare staffing services marketplace, for the first quarter of 2004, Cross Country Healthcare is projecting revenue to be in the $163 million to $168 million range and EPS to be in the range of $0.12 to $0.14 per diluted share. For the time being, until the Company has greater visibility, it intends to provide revenue and EPS guidance only for the next quarter following each quarterly earnings period.

Quarterly Conference Call

        Cross Country Healthcare will hold a conference call on Thursday, February 19th at 10:00 a.m. Eastern Time to discuss its fourth quarter and year end 2003 financial results. This call will be webcast live by CCBN and may be accessed at the Company's web site at www.crosscountry.com or by dialing 877-915-2769 from anywhere in the U.S. or by dialing 630-395-0021 from non-U.S. locations—Passcode: Cross Country. A replay of the webcast will be available through March 4th. A replay of the conference call will be available by telephone from approximately 12:00 p.m. Eastern Time on February 19th until March 4th by calling 800-294-5098 from anywhere in the U.S. or by calling 402-220-9782 from non-U.S. locations.

About Cross Country Healthcare

        Cross Country Healthcare, Inc. is a leading provider of healthcare staffing services in the United States. The Company has a client base of over 3,000 hospitals, pharmaceutical companies and other healthcare providers across all 50 states. Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountry.com. Shareholders and prospective investors can also register at the corporate web site to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

        This release contains forward-looking statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects", "anticipates", "intends", "plans", "believes", "estimates" and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include: our ability to attract and retain qualified nurses and other healthcare personnel, costs and availability of short-term leases for our travel nurses, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, and other factors set forth under the caption "Risk Factors" in the Company's 10-K for the year ended December 31, 2002. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur. While it is the Company's intention to update its guidance quarterly, it should not be assumed that its silence over time means that actual events are occurring as expressed or implied in such forward-looking statements.

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For further information, please contact:
Howard A. Goldman
Director/Investor & Corporate Relations
Cross Country Healthcare, Inc.
Phone: 877-686-9779
Email: hgoldman@crosscountry.com

Cross Country Healthcare, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2003	2002	% Change	2003	2002	% Change
	(unaudited)
Revenue from services	$175,626	$162,897	8%	$686,930	$639,953	7%
Operating expenses:
Direct operating expenses	134,039	120,877	11%	519,960	478,550	9%
Selling, general and administrative expenses	28,707	24,693	16%	109,301	94,930	15%
Bad debt expense	807	(117)	790%	1,594	242	559%
Depreciation	1,194	1,047	14%	4,530	3,524	29%
Amortization	992	812	22%	3,548	3,148	13%
Non-recurring secondary offering costs	—	(122)	100%	16	886	(98%)

Total operating expenses	165,739	147,190	13%	638,949	581,280	10%

Income from operations	9,887	15,707	(37%)	47,981	58,673	(18%)
Other expenses:
Interest expense, net	1,508	622	142%	4,320	3,753	15%
Loss on early extinguishment of debt	—	—	ND	960	—	ND

Income from continuing operations before income taxes	8,379	15,085	(44%)	42,701	54,920	(22%)
Income tax expense	3,242	5,838	(44%)	16,525	21,254	(22%)

Income from continuing operations	5,137	9,247	(44%)	26,176	33,666	(22%)
Discontinued operations, net of income taxes	—	(365)	100%	(355)	(3,883)	91%

Net income	$5,137	$8,882	(42%)	$25,821	$29,783	(13%)

Net income/(loss) per common share—basic:
Income from continuing operations	$0.16	$0.28		$0.81	$1.04
Discontinued operations, net of income taxes	—	(0.01)		(0.01)	(0.12)

Net income per common share—basic	$0.16	$0.27		$0.80	$0.92

Net income/(loss) per common share—diluted:
Income from continuing operations	$0.16	$0.28		$0.80	$1.00
Discontinued operations, net of income taxes	—	(0.01)		(0.01)	(0.12)

Net income per common share—diluted	$0.16	$0.27		$0.79	$0.88

Weighted average common shares outstanding—basic	31,859	32,520		32,091	32,432
Weighted average common shares outstanding—diluted	32,360	32,999		32,531	33,653

ND—not determinable

Cross Country Healthcare, Inc.
Condensed Consolidated Balance Sheets(1)
(amounts in thousands)

	December 31, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$—	$17,210
Accounts receivable, net	112,407	97,641
Income taxes receivable	2,310	1,816
Other current assets	12,669	11,452

Total current assets	127,386	128,119
Property and equipment, net	12,602	12,394
Goodwill, net	307,532	226,116
Trademarks, net	15,749	15,749
Other identifiable intangible assets, net	8,580	7,113
Other assets	2,972	1,150

Total assets	$474,821	$390,641

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$9,462	$3,297
Accrued employee compensation and benefits	29,994	29,890
Current portion of debt and notes payable	4,944	14,362
Other current liabilities	3,358	2,422

Total current liabilities	47,758	49,971
Interest rate swap	—	606
Deferred income taxes	17,746	10,779
Long-term debt and notes payable	88,794	28,453

Total liabilities	154,298	89,809
Commitments and contingencies
Stockholders' equity:
Common stock	3	3
Additional paid-in capital	251,988	258,489
Other stockholders' equity	68,532	42,340

Total stockholders' equity	320,523	300,832

Total liabilities and stockholders' equity	$474,821	$390,641

(1)
Certain amounts in the 2002 information have been reclassified to conform to the 2003 presentation.

Cross Country Healthcare, Inc.
Segment Data (1)(a)
(amounts in thousands)

	Three Months Ended December 31				Twelve Months Ended December 31,
			% Change				% Change
	2003	2003			2003	2002
	(unaudited)
Revenues:
Healthcare staffing	$162,311	$150,189	8%		$636,394	$588,743	8%
Other human capital management services	13,315	12,708	5%		50,536	51,210	(1%	)

	$175,626	$162,897	8%		$686,930	$639,953	7%

Contribution income(b):
Healthcare staffing	$17,226	$21,177	(19%	)	$76,061	$81,160	(6%	)
Other human capital management services	1,378	1,367	1%		4,660	6,521	(29%	)

	18,604	22,544	80,721		87,681
Unallocated corporate overhead	6,531	5,100	28%		24,646	21,450	15%
Depreciation	1,194	1,047	14%		4,530	3,524	29%
Amortization	992	812	22%		3,548	3,148	13%
Non-recurring secondary offering costs	—	(122)	100%		16	886	(98%	)
Interest expense, net	1,508	622	142%		4,320	3,753	15%
Loss on early extinguishment of debt	—	—	ND		960	—	ND

Income from continuing operations before income taxes	$8,379	$15,085	(44%	)	$42,701	$54,920	(22%	)

Cross Country Healthcare, Inc.
Financial Statistics(1)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Net cash provided by (used in) operating activites (in thousands)	$8,629	$(3,061)	$51,799	$42,690
FTEs(c)	6,022	5,532	5,917	5,535
Weeks worked(d)	78,286	71,916	307,684	287,820
Average healthcare staffing revenue per FTE per week(e)	$2,073	$2,088	$2,068	$2,046

(1)
Certain amounts in the 2002 information have been reclassified to conform to the 2003 presentation.

(a)
Segment data provided is in accordance with FASB Statement 131.

(b)
Defined as income from continuing operations before interest, income taxes, depreciation, amortization and corporate expenses not specifically identified to a reporting segment. Contribution income is a financial measure used by management when assessing segment performance.

(c)
FTEs represent the average number of contract staffing personnel on a full-time equivalent basis.

(d)
Weeks worked is calculated by multiplying the FTEs by the number of weeks during the respective period.

(e)
Average healthcare staffing revenue per FTE per week is calculated by dividing the healthcare staffing revenue by the number of weeks worked in the respective periods. Healthcare staffing revenue includes revenue from permanent placement of nurses.

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  Exhibit 99.1
CROSS COUNTRY HEALTHCARE REPORTS FOURTH QUARTER AND YEAR END 2003 RESULTS
—Company Achieved Record Revenue And Cash Flow From Operations In 2003—
Cross Country Healthcare, Inc. Consolidated Statements of Operations (amounts in thousands, except per share data)
Cross Country Healthcare, Inc. Condensed Consolidated Balance Sheets(1) (amounts in thousands)
Cross Country Healthcare, Inc. Segment Data (1)(a) (amounts in thousands)
Cross Country Healthcare, Inc. Financial Statistics(1) (Unaudited)